EXHIBIT 10.4

Riggs National Corporation
800 17 Street, NW
Washington, D.C. 20006-3944
(202) 835-5507
Fax: (202) 835-5226

February 27, 2004

Mr. Timothy C. Coughlin
President
Riggs National Corporation
800 17th Street, N.W.
Washington, DC 20006

Dear Tim:

Thank you for agreeing to become the Divisional Senior Vice President for Embassy Banking in addition to your other responsibilities. Below are the terms and conditions resulting from your acceptance of this assignment:

1.	You are authorized to prepare the definition of acceptable clients and the strategic business plan for Embassy Banking to be approved by Robert L. Allbritton and Lawrence I. Hebert and the Boards of Riggs Bank and Riggs National Corporation for review and acceptance by the Office of the Comptroller of the Currency and the Federal Reserve Bank of Richmond.

2.	You will continue as President of Riggs National Corporation at current compensation or above until Full Retirement Age (65 years 10 months) or receive equivalent severance pay without restrictions until Full Retirement Age for termination of employment other than by resignation, retirement or in the event of a finding by the Boards of gross negligence or breach of fiduciary duty involving personal profit.

3.	There will be a temporary suspension (up to six months or longer by mutual consent) of most of your other responsibilities including Officer Committees, Riggs Capital Partners, New Business Development, Customer Retention, Community Outreach/Involvement, Bank Philanthropic Activities, etc., with the exception of the Officers’ Risk Management Committee and limited involvement with the Legal Department, Riggs Investment Advisors and certain industry/community organizations including The Financial Services Roundtable, The Federal City Council and the Greater Washington Board of Trade.

Timothy 2. Coughlin
February 27, 2004
Page 2.

4.	As long as you are Embassy Banking Group Executive while Riggs Bank remains under a BSA enforcement action by the OCC, you will report directly to the CEO of Riggs Bank on all matters regarding RNB & Emassy Banking.

5.	You are authorized to employ Embassy Banking staff with reasonable choice of personnel from internal/external sources including the following additions to staff or equivalent substitutions therefor:

-	Risk Management: Patty McKeown and consultants/staff to be determined
-	Remediation Team: Cheryl Bryant, Amy Dawson and 2 officers from Compliance
-	Operations Team: Luis Gonzales and staff to be determined
-	Compliance: Imbedded Compliance Officer
-	Relationship Managers: 2 officers from Retail Banking for Africa/Middle East

6.	You will have first call, if needed, on David Bachetti as soon as he is available to return from London.

Sincerely,

Lawrence I. Hebert President and CEO Riggs Bank N.A.	Robert L. Allbritton Chairman and CEO Riggs National Corporation

Accepted and Agreed:

Timothy C. Coughlin President, Riggs National Corporation